Exhibit 1

FOR IMMEDIATE RELEASE

February 15, 2005

Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp

Announcement of Stock Split

Nissin Co., Ltd. (the “Company”) hereby announces that the Company approved a stock split, as described below, at the Board of Directors meeting held on February 15, 2005.

1.	Purpose of the stock split
In addition to returning a part of the Company’s profit to shareholders, the Company believes that this stock split will allow investment in the Company to be more accessible to a broader and more diversified base of investors and will improve trading liquidity.

2.	Outline of the stock split The 1.2-for-1 stock split of each common share will be effective Friday, May 20, 2005.

(1)	Splitting procedure:
The Company’s common shares owned by shareholders whose names are stated or recorded in the fiscal register of shareholders and the register of beneficiary shareholders as of Thursday, March 31, 2005 shall be split 1.2 for each one share.
In respect of fractional shares resulting from the split, the Company will sell resulting fractional shares and distribute the proceeds to shareholders in accordance with the number of fractional shares held.

(2)	Number of shares to be increased due to the stock split: The last number of shares outstanding as of Thursday, March 31, 2005 multiplied by 0.2.

(3)	Schedule:

Record date of the stock split:	Thursday, March 31, 2005.
Effective date:	Friday, May 20, 2005.

3.	Start date for the computation of dividends:	Friday, April 1, 2005.

4.	Any other matters required for the stock split shall be determined at subsequent Board of Directors meetings.

<Reference>

1.	The number of shares to be increased by the stock split is not specified because the number of shares outstanding as of the record date of the stock split may be increased by any conversion of convertible bonds and/or exercise of stock options in the form of new share subscription rights until the record date of the stock split.

2.	The number of shares outstanding after the stock split calculated based on the number of shares outstanding as of February 15, 2005 would be as follows:

(1)	Total number of shares outstanding as of February 15, 2005:	539,288,914
(2)	Total number of shares to be increased by the stock split:	107,857,782
(3)	Total number of shares outstanding after the stock split:	647,146,696

3.	There will be no increase in common stock with regard to this stock split. Common stock as of February 15, 2005: ¥7,246,458,329.

4.	The stock split has no effect on the dividend policy, and the dividend amount for the year ending March 31, 2005 will be examined later.

5.	Along with the stock split, the company will adjust the conversion price for the 3rd unsecured convertible bonds as well as the exercise price for stock options in the form of new share subscription rights on and after April 1, 2005, as described below.

Description	Conversion (Exercise) Price
	After Adjustment	Before Adjustment
3rd unsecured convertible bonds	¥163.60	¥196.30
3rd stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 22, 2002)	¥105.00	¥125.00
4th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 24, 2003)	¥111.00	¥133.00
5th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 22, 2004)	¥209.00	¥250.00
6th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 22, 2004)	¥217.00	¥260.00